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                                                           Exhibit 10.28

                  SHORT-TERM INCENTIVE PLAN FOR RAKESH K. KAUL

            1. Purpose. The purpose of this Short-Term Incentive Plan for Rakesh
K. Kaul (the "Plan") is to promote incentives and rewards to Rakesh K. Kaul ("Kaul"), who will have a significant impact on the long-term success of Hanover Direct, Inc. (the "Company").

            2. Administration. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee shall consist of two or more members and shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full power and authority to grant awards hereunder and to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan as it deems necessary or advisable.

            3. Eligibility. Kaul shall be the only person eligible to participate in the Plan.

            4. Performance Goals. On or before August 1, 1996, and on or before March 31 of each successive year commencing during the term of the Employment Agreement dated March 7, 1996 between Kaul and the Company (the "Employment Agreement"), the Committee shall establish written performance goals. with respect to such year ("performance year"). The performance goals shall be expressed in terms of one or more of the following objective financial criteria with respect to the Company: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or quantifiable improvements in inventory levels. The performance goals shall incorporate a performance target for such performance year and shall state, in terms of an objective formula or standard (the terms of which shall preclude discretion to increase the bonus amount that would otherwise be payable upon attainment of the goal), the bonus payable to the Executive pursuant to this
Section 4 as a function of the actual performance level attained; provided, however, that (i) the bonus for any fiscal year shall be between 0% and 125% of the Executive's base salary during such year, (ii) the bonus payable


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in the event of the attainment of 100% of the performance target shall be 100%
of such base salary, and (iii) such bonus shall in no event exceed $1,000,000 (or, in fiscal years after 1999, such other dollar limit (not less than $1,000,000) as the Committee may establish). The Committee shall obtain Kaul's input and advice before establishing the performance goals for any fiscal year and before establishing the dollar limit for any fiscal year after 1999. The bonus payable for the 1996 fiscal year shall be calculated as if the Executive had been employed since January 1, 1996, and shall be not less than $250,000.

            5. Bonus Payments. Except as otherwise provided in Section 9 of the Employment Agreement (relating to termination of employment), upon the Compensation Committee's certification following the end of each performance year as to the actual performance level attained, the Company shall pay the Executive, in cash, the bonus for such year, as determined in accordance with the objective formula or standard adopted as part of the performance goals for such year. Such payment shall be made at the same time as short-term bonuses are paid to other Company executives. The Committee shall not have discretion to increase the bonus above the amount determined under the objective formula or standard adopted for such performance year.

            6. Effectiveness of Plan. The Plan shall be effective as of the date of its adoption by the Committee, subject to approval thereof at a meeting of shareholders by the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting. Following the initial approval of the Plan by the Company's shareholders, shareholder approval of the Plan shall be required thereafter only to the extent required in order for compensation paid under the Plan to qualify as performance-based compensation for purposes of
Section 162(m)(4)(C) of the Code.


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